Contact:   Thomas J. Linneman                              For immediate release
           513-661-0457



             Cheviot Financial Corp. Reports First-Quarter Earnings


CINCINNATI, Ohio - April 18, 2008 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2008 of $97,000, or $0.01 cents per share compared with net earnings of $206,000, or $0.02 cents per share for the first fiscal quarter of 2007.

The quarter net earnings reflect an increase in net interest income of $59,000, a decrease in general, administrative and other expenses of $118,000 and a decrease in the provision for federal income taxes of $44,000, which were offset by an increase in the provision for losses on loans of $263,000 and a decrease in other income of $67,000. The increase in the provision for losses on loans reflects weaker economic conditions in the greater Cincinnati area and the need to allocate approximately $210,000 in specific reserves for five residential properties totaling $425,000 which were acquired through foreclosure during the quarter ended March 31, 2008.

In January 2008, the Company announced a repurchase plan which provided for the repurchase of 5% or 447,584 shares of our common stock. As of March 31, 2008, the Company had purchased 38,457 shares pursuant to the program at an average price of $9.93.

At March 31, 2008, Cheviot Financial Corp. had consolidated total assets of $321.5 million, total liabilities of $254.0 million, including deposits of $219.8 million, and shareholders' equity of $67.5 million, or 21.0% of total assets.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                     # # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                         At                                At
                                                                      March 31,                       December 31,
                     ASSETS                                             2008                               2007

Cash and cash equivalents                                           $    10,703                        $     9,450
Investment securities                                                    45,533                             45,492
Loans receivable                                                        250,631                            249,832
Other assets                                                             14,585                             14,286
                                                                    -----------                        -----------
      Total assets                                                  $   321,452                        $   319,060
                                                                    ===========                        ===========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                            $   219,826                        $   219,526
Advances from the FHLB                                                   31,547                             28,665
Other liabilities                                                         2,592                              2,949
                                                                    -----------                        -----------
      Total liabilities                                                 253,965                            251,140

Shareholders' equity                                                     67,487                             67,920
                                                                    -----------                        -----------
      Total liabilities and shareholders' equity                    $   321,452                        $   319,060
                                                                    ===========                        ===========


                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                                          Three months ended
                                                                                              March 31,
                                                                                            2008             2007
Total interest income                                                                   $   4,531        $   4,336
Total interest expense                                                                      2,385            2,249
                                                                                        ---------        ---------
      Net interest income                                                                   2,146            2,087

Provision for losses on loans                                                                 263               -
                                                                                        ---------        ---------
      Net interest income after provision for losses on loans                               1,883            2,087

Other income                                                                                   62              129
General, administrative and other expense                                                   1,809            1,927
                                                                                        ---------        ---------
      Earnings before federal income taxes                                                    136              289

Federal income taxes                                                                           39               83
                                                                                        ---------        ---------
      NET EARNINGS                                                                      $      97        $     206
                                                                                        =========        =========
Earnings per share - basic and diluted                                                  $    0.01        $    0.02
                                                                                        =========        =========